Exhibit 99.2

Energy XXI and EPL Announce Expiration of Election Deadline

HOUSTON, TEXAS, May 30, 2014 — Energy XXI (Bermuda) Limited (“Energy XXI”) (NASDAQ: EXXI) (AIM: EXXI) and EPL Oil & Gas, Inc. (“EPL”) (NYSE: EPL) jointly announced today that the election deadline for EPL stockholders to elect the form of consideration they wish to receive in EPL’s proposed merger with an indirect wholly owned subsidiary of Energy XXI, as described in more detail below, expired today, May 30, 2014, at 5:00 p.m., Eastern Time. In accordance with the Agreement and Plan of Merger, dated as of March 12, 2014 (as amended, the “Merger Agreement”), by and among Energy XXI, EPL, Energy XXI Gulf Coast, Inc. (“Gulf Coast”), an indirect wholly owned subsidiary of Energy XXI, and Clyde Merger Sub, Inc., a wholly owned subsidiary of Gulf Coast (“Merger Sub”), Merger Sub would merge with and into EPL, with the result that EPL would become an indirect wholly owned subsidiary of EXXI (the “Merger”).

EPL stockholders had the choice to elect to receive, for each share of EPL common stock held by that stockholder, cash, Energy XXI common stock or a combination of cash and Energy XXI common stock (the “Merger Consideration”), subject to proration with respect to the stock and cash portion so that approximately 65% of the aggregate Merger Consideration will be paid in cash and approximately 35% will be paid in Energy XXI common stock. EPL stockholders with questions regarding the election procedures or who wish to obtain copies of any election materials may contact Continental Stock Transfer & Trust Company, the exchange agent for this transaction, at 917-262-2378, between the hours of 9 a.m. and 5 p.m., Eastern Time, or Mackenzie Partners, Inc., EPL’s proxy solicitor, at 800-322-2885.

Energy XXI and EPL will announce preliminary results of the election process prior to opening of trading on the NYSE on Monday, June 2, 2014. Those preliminary results will reflect the elections made by EPL stockholders who hold their shares in street name. As for EPL stockholders who hold record ownership directly, the tabulation of those elections will be finalized later that day. After the final results of the election process are determined, the final Merger Consideration and the allocation of the Merger Consideration will be calculated in accordance with the Merger Agreement.

The consummation of the Merger is expected to occur on or about June 3, 2014, subject to certain customary closing conditions.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements concerning the proposed transaction, its financial and business impact, management’s beliefs and objectives with respect thereto, and management’s current expectations for future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions or other words of similar meaning are intended to identify those assertions as forward-looking statements. It is uncertain whether the events anticipated will transpire, or if they do occur, what impact they will have on the results of operations and financial condition of Energy XXI, EPL or of the combined company. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including but not limited to the ability of the parties to satisfy the conditions precedent and consummate the proposed transaction, the timing of consummation of the proposed transaction, the ability of the parties to secure regulatory approvals in a timely manner or on the terms desired or anticipated, the ability of Energy XXI to integrate the acquired operations, the ability to implement the anticipated business plans following closing and achieve anticipated benefits and savings, and the ability to realize opportunities for growth. Other important economic, political, regulatory, legal, technological, competitive and other uncertainties are identified in the documents filed with the SEC by Energy XXI and EPL from time to time, including their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The forward-looking statements included in this press release are made only as of the date hereof. Neither Energy XXI nor EPL undertakes any obligation to update the forward-looking statements included in this press release to reflect subsequent events or circumstances.

About Energy XXI

Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. Cantor Fitzgerald Europe is Energy XXI’s listing broker in the United Kingdom. To learn more, visit the Energy XXI website at www.EnergyXXI.com.

About EPL

Founded in 1998, EPL is an independent oil and natural gas exploration and production company headquartered in Houston, Texas with an office in New Orleans, Louisiana. The Company’s operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

ENQUIRIES OF EXXI

Energy XXI Stewart Lawrence Vice President, Investor Relations and Communications 713-351-3006 slawrence@energyxxi.com	Cantor Fitzgerald Europe Nominated Adviser: David Porter, Rick Thompson Corporate Broking: Richard Redmayne Tel: +44 (0) 20 7894 7000

Greg Smith Director, Investor Relations 713-351-3149 gsmith@energyxxi.com	Pelham Bell Pottinger James Henderson jhenderson@pelhambellpottinger.co.uk Mark Antelme mantelme@pelhambellpottinger.co.uk +44 (0) 20 7861 3232

ENQUIRIES OF EPL

EPL	Ward
T.J. Thom	Deborah Buks
Executive Vice President, Chief Financial Officer	713-869-0707
tthom@eplweb.com	dbuks@wardcc.com

Brunswick Group	Molly LeCronier
Mark Palmer	713-869-0707
214-254-3790	mlecronier@wardcc.com
mpalmer@brunswickgroup.com

3